Exhibit 99.1

The Howard Hughes Corporation Reports Fourth Quarter and Full Year 2011 Results

Fourth Quarter Highlights

•

Fourth quarter 2011 net income was $30.6 million, excluding the $0.8 million non-cash warrant gain, compared to net loss of $(32.7) million in the fourth quarter 2010, excluding a $(140.9) million warrant loss, $(341.0) million of impairment and restructuring charges, and a $510.0 million tax benefit relating to our spinoff.

•	Net operating income for our income-producing Operating Assets increased 24.2% to $15.4 million for the three months ended December 31, 2011, compared to $12.4 million for the same period in 2010.

•

During the fourth quarter 2011 Howard Hughes entered into a non-binding letter of intent with the New York City Economic Development Authority to modify its ground lease at South Street Seaport to permit redevelopment of Pier 17.

•	We announced the construction of a 192,000 square foot Class A office building at The Woodlands. Due to strong market demand, two floors will be added increasing the building to 232,774 square feet.

    Full Year Highlights

•

Full year 2011 net income was $60.8 million, excluding the $101.6 million non-cash warrant gain and $(15.2) million of non-recurring charges, compared to net loss of $(54.0) million for full year 2010, excluding a $(140.9) million warrant loss, $(384.5) million of impairment and restructuring charges, and a $510.0 million tax benefit relating to our spinoff.

•

Land sales in our Master Planned Community segment, excluding deferred and other land revenue, increased 20.9% to $150.3 million for the year ended December 31, 2011, compared to $124.3 million for the full year 2010.

•	Net operating income for our income-producing Operating Assets increased 10.8% to $55.6 million for the year ended December 31, 2011, compared to $50.2 million for the full year 2010.

•	We acquired our partner’s interest in The Woodlands master planned community for $117.5 million and integrated the Bridgeland master planned community operations into The Woodlands.

•

We entered into joint ventures to explore the development of a condominium tower at the Ala Moana shopping center in Honolulu, HI, to develop a mall and regional shopping center at the Bridges at Mint Hill and to develop a 375 unit apartment building on a portion of the Columbia Town Center property.

•	We completed $334.0 million of financings in 2011 which generated $73.6 million of liquidity and future borrowing capacity.

•	On February 27, 2012 we adopted a shareholder rights plan designed to preserve the value of our tax assets.

DALLAS, February 29, 2012 – The Howard Hughes Corporation (NYSE: HHC) today announced its results for the fourth quarter and full year 2011. The fourth quarter 2011 results include the consolidated results for The Woodlands, and the full year 2011 results include the consolidated results for The Woodlands for the six months ended December 31, 2011.

The Howard Hughes Corporation’s results for 2011 include notable accomplishments within each of its business segments. The master planned communities generated land sale revenues of $150.3 million for the year ended December 31, 2011, a 20.9% increase over 2010. Net operating income from our income-producing operating assets increased by 10.8% to $55.6 million for 2011 compared to 2010. We also entered into a non-binding letter of intent with the City of New York which, subject to certain conditions, provides for future amendments to our lease with the City to permit us to redevelop Pier 17 at the South Street Seaport. In our strategic developments segment we entered into three joint ventures during 2011 to explore development of our condominium rights in Honolulu, Hawaii, to develop a 375 unit apartment building in Columbia, Maryland, and to develop a mall in Charlotte, North Carolina. Each of these achievements is more fully described below and in Notes 6 and 14 to the Company’s Form 10-K for the year ended December 31, 2011.

For the three months ended December 31, 2011, net income attributable to common stockholders was $31.4 million, compared with net loss of $(4.6) million for the three months ended December 31, 2010. Excluding the $0.8 million warrant gain, net income attributable to common stockholders for the three months ended December 31, 2011 was $30.6 million, or $0.80 per diluted common share. For the three months ended December 31, 2010 net income includes a $(140.9) million warrant loss, $(326.8) million after-tax impairment charges, $(14.2) million of after-tax restructuring charges and a $510.0 million tax benefit related to the spinoff. Excluding these items, net loss attributable to common stockholders for the three months ended December 31, 2010 was $(32.7) million, or $(0.87) per diluted common share.

For the year ended December 31, 2011, net income attributable to common stockholders was $147.2 million, compared with net loss of $(69.4) million for the year ended December 31, 2010. Full year 2011 net income includes a $101.6 million non-cash gain relating to the decrease in estimated value of outstanding warrants during the year, a $(11.3) million after-tax loss from refinancing mortgage debt carried on our books at a discount, and a non-cash $(3.9) million after-tax loss to adjust the basis of our equity investment in The Woodlands prior to its consolidation. For the year ended December 31, 2010, net loss attributable to common stockholders was $(69.4) million. Full year 2010 net loss includes a $(140.9) million non-cash loss relating to the increase in estimated value of outstanding warrants from their November 2010 issue date to December 31, 2010, $(327.2) million after-tax impairment charges, $(57.3) million after-tax restructuring charges and a $510.0 million tax benefit from the spinoff. Excluding these items, net income (loss) attributable to common stockholders for the years ended December 31, 2011 and 2010 was $60.8 million, or $1.56 per diluted common share, and $(54.0) million, or $(1.43) per diluted common share, respectively.

Diluted income (loss) per common share for the three months ended December 31, 2011 and 2010 was $0.80 and $(0.12), respectively. Diluted income (loss) per common share for the years ended December 31, 2011 and 2010 was $1.17 and $(1.84) per common share, respectively.

For a more complete description of impairments recorded in 2010, please refer to Item 7 beginning on page 36 and Footnotes 2 and 4 to The Howard Hughes Consolidated and Combined Financial Statements contained in the Company’s Form 10-K for the year ended December 31, 2011.

On July 1, 2011, we acquired our partner’s 47.5% economic interest (represented by a 57.5% legal interest) in The Woodlands master planned community for $117.5 million. For comparative purposes, MPC land sales and Operating Assets NOI relating to The Woodlands are presented in our Supplemental Information and discussion of results as if we owned 100% of The Woodlands during the periods being compared. We also include the commercial real estate assets of The Woodlands in the Operating Assets segment for all periods presented. These properties had been included in the MPC segment in periods prior to July 1, 2011. For a reconciliation of Operating Assets NOI to Operating Assets earnings before taxes (EBT), Operating Assets EBT to GAAP-basis loss from continuing operations, and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release.

Land sales in our Master Planned Communities (MPC) segment, excluding deferred land sales and other revenue, were $36.8 million and $150.3 million for the three months and year ended December 31, 2011. These amounts represent a decrease of $11.4 million and an increase of $26.0 million, for the same periods in 2010. Bridgeland and The Woodlands residential revenues increased by 10.5% and 15.2%, respectively, for 2011 compared to 2010. These communities benefited from a strong Houston, TX economic environment driven primarily by the energy sector. ExxonMobil is constructing a campus facility on 400 acres just south of The Woodlands and its estimated three million square feet of commercial space is expected to increase demand for housing and office space for companies providing services to ExxonMobil. In October 2011, we announced the construction of a 192,000 square foot Class A office building in The Woodlands Town Center. Due to high demand and a shortage in class A office space, in January 2012 we increased the planned size of the building to 232,774 square feet.

Summerlin generated $30.9 million of residential revenues for the year ended December 31, 2011 compared to $11.2 million in 2010. The Las Vegas, NV housing market remains challenging due to continued poor local economic conditions and housing prices that have experienced some of the nationally largest declines from their peak in 2007. During the last four months of 2011, builders defaulted on contracts to acquire approximately 268 lots at Summerlin due to slower than expected home sales; however, builder activity has recently begun to increase. Year to date through February 28, 2012, Summerlin has entered into residential lot sale contracts with four homebuilders for 153 lots and two superpad sites representing approximately $22.5 million of revenues if all of the sales are completed. Approximately $21.2 million of the sales are scheduled to occur in 2012, with the remaining $1.3 million scheduled for 2013.

Net operating income (NOI) from the combined retail, office and resort and conference center properties, including our share of the NOI of our non-consolidated ventures of this segment, was $15.4 million and $55.6 million for the three months and year ended December 31, 2011, respectively, compared with $12.4 million and $50.2 million for the same periods in 2010. These assets are collectively referred to as our “income-producing Operating Assets”. Our Operating Assets segment includes the commercial real estate properties of The Woodlands. Four properties at The Woodlands are expected to reach stabilized NOI in 2012. If these properties had been stabilized as of January 1, 2011, our income-producing Operating

Assets NOI would have been approximately $62.5 million for the year ended December 31, 2011 based on our expected operations at stabilization. Other commercial properties, including two parking garages, ground leases and a private golf and country club located at The Woodlands, generated $(1.9) million and $(4.5) million of NOI losses for the fourth quarter and full year 2011, respectively, compared with NOI of $0.2 million and an NOI loss of $(1.2) million for the same periods in 2010.

The Howard Hughes Corporation entered into joint ventures with local partners to develop three properties owned by us. We entered into a joint venture equally owned with our partner to explore the development of a condominium tower above the Nordstrom parking garage at Ala Moana shopping center in Honolulu, HI. The venture values our condominium rights at $47.5 million, a 107.4% premium to our $22.9 million net book value as of December 31, 2011. We also entered into an equally owned joint venture with a developer to build an apartment building on approximately 4.2 acres we own in the Columbia Town Center. The venture values our land at approximately $20.1 million, a 570.0% premium to our $3.0 million net book value as of December 31, 2011. The partners will both be responsible for pre-development activities for these ventures. Development of both of these properties, and realization of the value of our contributed assets, is dependent on a number of factors, including obtaining construction financing and approvals needed to begin construction.

During 2011 we also formed a venture with the owner of land adjacent to the Bridges at Mint Hill property to jointly develop a mall on our combined sites. Both parties will contribute their respective properties into the venture by October 31, 2012, and we will be responsible for funding pre-development costs. Actual construction for each of the three projects described above is not expected to occur until 2013.

In December 2011, we entered into a non-binding letter of intent with the New York City Economic Development Corp., which will enable us to pursue redevelopment plans for the South Street Seaport. The City of New York is the lessor and the letter of intent describes the terms of future amendments to the lease, which must be finalized by June 30, 2012. The amendments will be effective upon achievement of certain development milestones, but generally will become effective after all approvals have been obtained to begin construction. Once they are finalized, the lease amendments will, among other things, eliminate any supplemental or participation rent the City would be entitled to under the existing lease and also will permit us, subject to obtaining necessary approvals from other constituencies, to renovate the Pier 17 building. Construction must begin prior to June 30, 2013.

During 2011 the Company completed $334.0 million of new committed financings replacing approximately $252.2 million of mortgage debt and creating approximately $73.6 million of additional cash and borrowing capacity. At December 31, 2011, The Howard Hughes Corporation had $227.6 million of cash and $34.2 million of undrawn borrowing availability under a revolving credit facility at The Woodlands.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “2011 was a critical year where we laid the foundation for many of the opportunities that we anticipate executing on in this coming year and beyond. During this past year we filled out the Company’s senior leadership by assembling a deep bench of talented professionals including several key hires to our development team.”

Mr. Weinreb continued, “We made meaningful progress on the pre-development of a number of our assets. We also entered into joint ventures with several well-recognized partners to initiate design and development of our properties where we felt their involvement would significantly enhance value. Additionally, our investment in The Woodlands master planned community will prove to be an outstanding investment given its high quality platform and the fact that we are now able to leverage the experience of its talented management team at our Bridgeland master planned community. I look forward to sharing more specific details with regard to our progress as development plans are completed.”

On February 27, 2012, the Company adopted a shareholder rights plan designed to protect shareholder value by preserving the value of certain of the Company’s deferred tax assets generated by net operating losses and other tax attributes. The rights plan was adopted to reduce the likelihood of an “ownership change,” as defined in Section 382 of the Internal Revenue Code. Generally, an “ownership change” would occur if the percentage of the Company’s stock owned by one or more “five percent stockholders” increased by more than fifty percentage points at any time during the prior three-year period. An ownership change could substantially limit the Company’s ability to use its net operating losses and other deferred tax assets. The rights plan is intended to act as a deterrent to any person acquiring 4.99% or more of the Company’s outstanding shares without the approval of the Company’s Board of Directors. The rights plan is intended to work in tandem with the restrictions related to the acquisition of 4.99% or more of the Company’s common stock, which are currently set forth in the Company’s Amended and Restated Certificate of Incorporation. Similar rights plans have been adopted in the past several years by a number of companies holding significant deferred tax assets.

ABOUT THE HOWARD HUGHES CORPORATION

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the country. Created from a selected subset of 34 assets previously held by General Growth Properties, the company’s properties include master planned communities, operating properties, development opportunities and other unique assets spanning 18 states from New York to Hawaii. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC, and is headquartered in Dallas, Texas. For more information about HHC, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,”, “enables,” “realize” or similar words, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

For more information, contact:

Christopher Stang

The Howard Hughes Corporation

214-741-7744

christopher.stang@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$38,716	$23,372	$113,502	$38,058
Builder price participation	553	781	3,816	4,124
Minimum rents	18,080	16,577	71,178	66,926
Tenant recoveries	4,830	4,676	19,368	18,567
Condominium unit sales	2,572	1,139	22,067	1,139
Resort and conference center revenues	8,544	—	15,744	—
Other land revenues	6,759	1,271	14,141	5,384
Other rental and property revenues	4,823	3,024	15,875	8,521

Total revenues	84,877	50,840	275,691	142,719

Operating Expenses:
Master Planned Community cost of sales	18,199	16,387	70,108	23,388
Master Planned Community operations	10,659	5,388	28,270	29,041
Rental property real estate taxes	3,506	3,369	11,571	14,530
Rental property maintenance costs	2,027	1,729	7,493	6,495
Condominium unit cost of sales	743	1,000	14,465	1,000
Resort and conference center operations	6,756	—	13,108	—
Other property operating costs	15,218	9,698	51,247	36,893
Provision for doubtful accounts	(590)	681	—	1,782
General and administrative	11,601	9,076	35,182	21,538
Provisions for impairment	—	502,778	—	503,356
Depreciation and amortization	3,190	4,028	16,782	16,563

Total expenses	71,309	554,134	248,226	654,586

Operating income (loss)	13,568	(503,294)	27,465	(511,867)

Interest income	2,779	251	9,876	369
Interest expense	—	(534)	—	(2,422)
Early extinguishment of debt	—	—	(11,305)	—
Warrant liability gain (loss)	822	(140,900)	101,584	(140,900)
Investment in real estate affiliate basis adjustment	—	—	(6,053)	—
Equity in earnings (loss) from Real Estate Affiliates	791	3,019	8,578	9,413

Income (loss) before taxes and reorganization items	17,960	(641,458)	130,145	(645,407)
Benefit from income taxes	13,980	651,062	18,325	633,459
Reorganization items	—	(14,153)	—	(57,282)

Net income (loss) from continuing operations	31,940	(4,549)	148,470	(69,230)
Discontinued operations—loss on dispositions	—	—	—	—

Net income (loss)	31,940	(4,549)	148,470	(69,230)
Net (income) loss attributable to noncontrolling interests	(513)	(81)	(1,290)	(201)

Net income (loss) attributable to common stockholders	$31,427	$(4,630)	$147,180	$(69,431)

Basic Income (Loss) Per Share:	$0.83	$(0.12)	$3.88	$(1.84)
Diluted Income (Loss) Per Share:	$0.80	$(0.12)	$1.17	$(1.84)

Comprehensive Income (Loss), Net of Tax:
Net income (loss)	$31,940	$(4,369)	$148,470	$(69,230)
Other comprehensive income (loss):
Interest rate swap	(579)	—	(3,351)	—
Capitalized swap interest	(472)	—	(600)	—
Pension plan adjustment	—	117	—	117

Other comprehensive income (loss)	(1,051)	117	(3,951)	117

Comprehensive income (loss)	30,889	(4,252)	144,519	(69,113)
Comprehensive (income) loss attributable to noncontrolling interests	(513)	(81)	(1,290)	(201)

Comprehensive income (loss) attributable to common stockholders	$30,376	$(4,333)	$143,229	$(69,314)

THE HOWARD HUGHES CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,600,074	$1,350,648
Land	236,363	180,976
Buildings and equipment	556,786	336,950
Less: accumulated depreciation	(92,494)	(78,931)
Developments in progress	195,034	293,403

Net property and equipment	2,495,763	2,083,046
Investment in Real Estate Affiliates	64,958	149,543

Net investment in real estate	2,560,721	2,232,589
Cash and cash equivalents	227,566	284,682
Accounts receivable, net	15,644	8,154
Municipal Utility District receivables	86,599	28,103
Notes receivable, net	35,354	38,954
Tax indemnity receivable, including interest	331,771	323,525
Deferred expenses, net	10,338	6,619
Prepaid expenses and other assets	127,156	100,081

Total assets	$3,395,149	$3,022,707

Liabilities:
Mortgages, notes and loans payable	$606,477	$318,660
Deferred tax liabilities	75,966	78,680
Warrant liabilities	127,764	227,348
Uncertain tax position liability	129,939	140,076
Accounts payable and accrued expenses	125,404	78,836

Total liabilities	1,065,550	843,600

Commitments and Contingencies (see Note 14 )

Stockholders’ Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 37,945,707 shares issued and outstanding as of December 31, 2011 and 37,904,506 shares issued and outstanding as of December 31, 2010	379	379
Additional paid-in capital	2,711,109	2,708,036
Accumulated deficit	(381,325)	(528,505)
Accumulated other comprehensive loss	(5,578)	(1,627)

Total stockholders’ equity	2,324,585	2,178,283
Noncontrolling interests	5,014	824

Total equity	2,329,599	2,179,107

Total liabilities and equity	$3,395,149	$3,022,707

Supplemental Information

December 31, 2011

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, different operating measures are utilized to assess operating results and allocate resources. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“EBT”) which represents the operating revenues of the properties less property operating expenses. We have defined EBT as net income (loss) from continuing operations excluding general and administrative expenses, corporate interest income and depreciation expense, investment in real estate basis adjustment, benefit from income taxes, warrant liability gain (loss), reorganization items and the effect of the previously mentioned items within our equity in earnings (loss) from Real Estate Affiliates. Management believes that EBT provides useful information about the operating performance of all our assets, projects and property. However, EBT should not be considered as an alternative to GAAP net income (loss) attributable to common stockholders or GAAP net income (loss) from continuing operations.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2011	2010	2011	2010
Reconciliation of EBT to GAAP-basis income (loss) from continuing operations
Real estate property EBT:
Master Planned Communities	$20,663	$(394,637)	$50,805	$(379,993)
Operating Assets	6,369	(77,693)	9,502	(72,394)
Strategic Developments	472	(18,901)	3,311	(26,370)

Segment EBT	$27,504	$(491,231)	$63,618	$(478,757)
Real Estate Affiliates	—	(3,252)	(11,803)	(13,803)

	27,504	(494,483)	51,815	(492,560)
General and administrative	(11,601)	(9,076)	(35,182)	(21,538)
Interest income	465	—	9,607	199
Warrant liability gain (loss)	822	(140,900)	101,584	(140,900)
Benefit from income taxes	13,980	651,062	18,325	633,459
Equity in earnings (loss) from Real Estate Affiliates	782	3,019	8,578	9,413
Investment in real estate affiliate basis adjustment	—	—	(6,053)
Reorganization items	—	(14,153)	—	(57,282)
Corporate depreciation	(12)	(18)	(204)	(21)

Net income (loss) from continuing operations	$31,940	$(4,549)	$148,470	$(69,230)

MPC Sales Summary

MPC Sales Summary for the Three Months Ended December 31,

		Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
		Three Months Ended December 31
		2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
		($ in thousands)
Residential Land Sales
Columbia	Single family - detached	$—	$2,400	0.0	1.9	0	12	—	1,275	—	200
	Townhomes	2,227	3,031	0.7	1.7	15	29	N/A	N/A	148	105
Bridgeland	Single family - detached	2,861	4,730	10.7	17.3	58	80	269	274	49	59

Summerlin	Single family - detached	4,744	8,909	21.1	17.0	107	95	225	524	44	94
	Custom lots	679	890	1.0	0.9	2	2	693	1,000	340	445
The Woodlands	Single family - detached	20,290	17,854	60.6	40.8	216	172	335	437	94	104
	Single family - attached	348	75	0.8	0.0	12	0	463	—	29	—

	Subtotal	31,149	37,890	94.8	79.5	410	390
Commercial Land Sales
Bridgeland	Worship Sites	—	1,600	—	20.0	—	—	—	80	—	—
The Woodlands	Office and other	4,412	0	10.7	—	—	—	414	—	—	—
	Apartments and assisted living	0	4,879	—	12.5	—	—	—	392	—	—
	Retail	1,250	1,500	1.2	5.5	—	—	1,068	275	—	—
	Hotel	0	2,331	—	3.2	—	—	—	719	—	—

	Subtotal	5,662	10,310	11.8	41.2

Total acreage sales revenue		36,811	48,200
Deferred revenue		264	1,089
Deferred revenue - Woodlands		249	(55)
Special Improvement District Revenue		1,392	722

Total segment Land sale revenues		38,716	49,956
Less: Real Estate Affiliates land sales revenue		0	(26,584)

Total land sales revenue - GAAP basis		38,716	23,372

MPC Sales Summary for the Year Ended December 31,

		Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
		Year Ended December 31,
		2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
		($in thousands)
Residential Land Sales
Columbia	Single family - detached	$1,480	$2,400	1.4	1.9	7	12	$1,040	$1,275	$211	$200
	Townhomes	5,538	3,031	1.8	1.7	39	29	—	—	142	105

Bridgeland	Single family - detached	16,707	15,123	63.2	58.2	318	289	265	259	53	52
Summerlin	Single family - detached	30,247	8,909	83.5	17.0	419	95	362	519	72	94
	Custom lots	679	2,253	1.0	1.9	2	4	694	1,204	340	563
The Woodlands	Single family - detached	76,362	66,272	210.4	181.3	826	737	363	366	92	90
	Single family - attached	1,235	1,063	3.0	3.5	46	52	409	304	27	20

	Subtotal	132,248	99,051	364.3	265.5	1,657	1,218
Commercial Land Sales
Summerlin	Not-for-profit	3,616	—	16.1	—	—	—	225	—	—	—
Bridgeland	Not-for-profit	—	1,600	—	20.0	—	—	—	80	—	—
The Woodlands	Office and other	6,213	10,597	14.0	21.3	—	—	449	497	—	—
	Apartments and assisted living	1,839	4,879	5.0	12.5	—	—	348	392	—	—
	Retail	6,365	5,843	12.0	20.2	—	—	547	290	—	—
	Hotel	—	2,331	—	3.2	—	—	—	719	—	—

	Subtotal	18,033	25,250	47.1	77.2

Total acreage sales revenue		150,281	124,301
Deferred revenue		(481)	3,994
Deferred revenue - Woodlands		6,161	—
Special Improvement District revenue		5,420	749

Total segment Land sale revenues		161,381	129,044
Less: Real Estate Affiliates land sales revenue		(47,879)	(90,986)

Total land sales revenue - GAAP basis		$113,502	$38,058

Operating Assets Net Operating Income (“NOI”)

The Company believes that NOI is a useful supplemental measure of the performance of its Operating Assets. We define NOI as property specific revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses) and excluding the operations of properties held for disposition. NOI also excludes straight line rents, market lease amortization, impairments, depreciation and other amortization expense. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the NOI of our Operating Assets may not be comparable to other real estate companies.

The Company also believes that NOI provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. This measure thereby provides an operating perspective not immediately apparent from GAAP continuing operations or net income attributable to common stockholders. The Company uses NOI to evaluate its operating performance on a property-by-property basis because NOI allows the Company to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results, gross margins and investment returns. NOI should only by used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP income (loss) from continuing operations, operating income (loss) or net income (loss) available to common stockholders.

	Net Operating Income (NOI) Three Months Ended December 31,		Net Operating Income (NOI) Year Ended December 31,
(In thousands)	2011	2010	2011	2010
Operating Assets

Retail
Ward Centers	$5,032	$5,761	$21,481	$22,980
South Street Seaport (a)	2,244	1,029 (b)	5,650	4,238
Rio West Mall (a)	356	417	1,319	1,897
Landmark Mall (a)	110	396	737	1,619
Riverwalk Marketplace (a)	80	254	418	579
Cottonwood Square	81	111	380	484
Park West	86	111	576	366
20/25 Waterway Avenue	406	216	1,310	674
Waterway Garage Retail	—	—	7	—

Total Retail	8,395	8,295	31,878	32,837
Office
110 N. Wacker	1,529	2,039	6,115	6,628
Columbia Office Properties (c)	918	602	2,649	2,657
4 Waterway Square	538	175	1,639	15
9303 New Trails (d)	249	108	742	706
1400 Woodloch Forest	—	274	649	1,036
2201 Lake Woodlands Drive	83	83	332	322

Total Office	3,317	3,281	12,126	11,364
The Woodlands Resort and Conference Center	1,675	465	7,726	4,379

Total Retail, Office, Resort and Conference Center	13,387	12,041	51,730	48,580

The Club at Carlton Woods	(1,193)	276	(5,126)	(3,885)
The Woodlands Parking Garages	(296)	(519)	(1,204)	(1,049)
The Woodlands Ground leases	93	74	403	337
Other Properties	(499)	320	1,410	3,396

Total Other	(1,895)	151	(4,517)	(1,201)

Total Operating Assets NOI	11,492	12,192	47,213	47,379

Straight-line and lease amortization	(166)	(325)	918	183
Provisions for impairment	—	(80,401)	—	(80,923)
Early extinguishment of debt	—	—	(11,305)	—
Depreciation and amortization	(3,141)	(5,931)	(20,309)	(23,461)
Equity in earnings from Real Estate Affiliates	384	(324)	3,926	(338)
Interest, net	(2,200)	(3,529)	(10,850)	(17,179)
Less: Partners’ share of Operating Assets EBT	—	625	(91)	1,945

Operating assets EBT (100% Owned)	$6,369	$(77,693)	$9,502	$(72,394)

	Net Operating Income (NOI) Three Months Ended December 31,		Net Operating Income (NOI) Year Ended December 31,
	2011	2010	2011	2010
Operating Assets NOI—Equity and Cost Method Investments
Millennium Waterway Apartments	$1,830	$(133)	$2,571	$(157)
Woodlands Sarofim # 1	351	395	1,489	1,572
Stewart Title (title company)	402	438	1,069	1,222
Forest View/Timbermill Apartments	509	412	1,826	1,610

Total NOI—equity investees of December 31, 2011	3,092	1,112	6,955	4,247
Adjustments to NOI (e)	(114)	203	(3,862)	(1,937)

Equity Method Investments EBT	2,978	1,315	3,093	2,310
Less: Joint Venture Partner’s Share of EBT	(2,156)	(1,626)	(3,061)	(2,648)

Equity in earnings from Real Estate Affiliates	822	(311)	32	(338)

Distributions from Summerlin Hospital Investment	—	—	3,894	—

Equity in earnings from Real Estate Affiliates	$822	$(311)	$3,926	$(338)

Company Share of Equity Method Investments NOI
Millennium Waterway Apartments	$1,529	$(111)	$2,148	$(131)
Woodlands Sarofim # 1	70	79	298	314
Stewart Title (title company)	201	219	535	611
Forest View/Timbermill Apartments	255	206	913	805

Total NOI—equity investees of December 31, 2011(c)	$2,055	$393	$3,894	$1,599

	Economic	December 31, 2011
	Ownership	Debt	Cash
		(In thousands)
Millennium Waterway Apartments	83.55%	$47,175	$2,733
Woodlands Sarofim #1	20.00%	7,087	811
Stewart Title(title company)	50.00%	—	426
Forest View/Timbermill Apartments	50.00%	5,708	1,258

(a)	Straight-line non-cash ground rent amortization was excluded from 2010 and 2009 amounts to conform to the 2011 presentation and to be consistent with the exclusion of straight-line revenues.
(b)	Includes a provision for bad debt of $1.2 million related to a single tenant.
(c)	Amounts relating to an operating lease in which we are the lessee and the related sublease income totalling $ 0.1 million and less than $0.1 million for 2010 and 2009, respectively, and which were included in Columbia Operating Properties for 2011, 2010 and 2009, were reclassified to general and administrative expenses to conform to 2011 presentation.
(d)	Since November 2009, a portion of The Woodlands’ staff has occupied from approximately 5,900 square feet to almost 10,000 square feet of this building.
(e)	Adjustments to NOI include straight-line and market lease amortization, depreciation and amortization and non-real estate taxes.